Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2008 and the nine months ended September 30, 2009 (the “unaudited pro forma condensed combined statements of operations”) are based on the historical consolidated financial statements of StoneMor Partners L.P. (“StoneMor”) and the historical combined financial statements of the Predecessor Companies of Service Corporation International (the “Predecessor Companies”). The unaudited pro forma condensed combined statements of operations give pro forma effect to:

•

StoneMor’s acquisition (the “SCI Acquisition”) from SCI Funeral Services, Inc., as well as certain of its direct and indirect subsidiaries, of 9 cemeteries (collectively, the “SCI Properties”), including certain related assets and liabilities (together with the SCI Properties, the “SCI Assets”);

•	Additional cost of goods sold due to the step up in the basis of the acquired land.

•	The interest expense related to the borrowing of $15.0 million on StoneMor’s line of credit at an interest rate of 6.25%.

•	Any tax impact on the two items noted above.

A pro forma balance sheet is not included herein because the acquiree is consolidated in our balance sheet as of March 31, 2010, which is presented in our Form 10-Q for that period. In addition, a purchase price allocation is not included herein because it is presented in our report on Form 10-Q for the period ended March 31, 2010.

Under the purchase method of accounting, the purchase price of the SCI Assets is allocated to the underlying assets acquired and liabilities assumed based on their respective fair market values. The pro forma purchase price allocation has been derived from estimates of the fair market value of the tangible assets and liabilities of the SCI Assets based upon management’s estimates using established valuation techniques. The total purchase price of the SCI Assets has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed based upon valuation procedures performed to date. This allocation is subject to change pending a final analysis of the total purchase price paid and the estimated fair value of the assets acquired and liabilities assumed. A 10% change in the preliminary estimate of the fair value of cemetery land acquired would result in approximately a $3.2 million change in value.

The unaudited pro forma condensed combined statements of operations have been prepared, using the purchase method of accounting for the SCI Acquisition, as if the transactions described above had been completed on January 1, 2008. The SCI Properties include 9 cemeteries and a warehouse. The historical financial statements of the SCI Assets reflect the results of operations, changes in equity and changes in cash flows for the periods presented.

The following unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined statements of operations. These assumptions may not be realized, so the actual effects of these transactions may differ from the effects reflected in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statements of operations should be read in conjunction with:

•

the historical consolidated financial statements and accompanying notes of StoneMor for the three years ended December 31, 2008 included in StoneMor’s Report on Form 10-K and for the nine months ended September 30, 2009 included in StoneMor’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009;

•	the historical combined audited financial statements and accompanying notes of the Predecessor Companies for the years ended December 31, 2007 and 2008 included in this Current Report on Form 8-K;

•	the historical combined unaudited condensed financial statements and accompanying notes of the Predecessor Companies for the nine months ended September 30, 2009 included in this

Current Report on Form 8-K;

The unaudited pro forma condensed combined statements of operations do not reflect any effect of operating efficiencies, cost savings, and other benefits anticipated by StoneMor’s management as a result of the SCI Acquisition. Additionally, certain integration costs may be recorded subsequent to the SCI Acquisition that under purchase accounting will not be treated as part of the SCI Assets’ purchase price. These items have not been reflected in these unaudited pro forma condensed combined financial statements because they are not expected to have a continuing impact on the combined results.

StoneMor Partners L.P.

Pro-Forma Condensed Consolidated Statement of Operations

(Unaudited)

(in thousands, except unit data)

	StoneMor Partners As reported For the year ended 12/31/2008	Predecessor Companies of SCI as Reported For the year ended 12/31/2008	Adjustments	Note 2		Pro forma
Revenues:
Cemetery
Merchandise	$90,968	$3,373				$94,341
Services	36,894	2,297				39,191
Investment and other	31,623	1,501				33,124
Funeral home						—
Merchandise	9,249	—				9,249
Services	14,714	—				14,714

Total revenues	183,448	7,171				190,619

Costs and expenses

Cost of goods sold:
Perpetual care	4,326	873	758	(a	)	5,957
Merchandise	18,556	1,053				19,609
Cemetery expense	41,651	—				41,651
Selling expense	34,806	—				34,806
Corporate overhead	21,372	—				21,372
General and administrative expense	21,293	5,070	(267)	(d	)	26,096
Depreciation and amortization	5,029	—	267	(d	)	5,296
Funeral home expense						—
Merchandise	3,684	—				3,684
Services	9,073	—				9,073
Other	6,308	—				6,308
Loss on disposition of assets and impairment charges, net	—	12,962				12,962

Total costs and expenses	166,098	19,958	758			186,814

Operating profit (loss)	17,350	(12,787)	(758)			3,805

Other expense, net	—	2				2
Interest expense	12,714	2	938	(b	)	13,654

Income (loss) before taxes	4,636	(12,791)	(1,696)			(9,851)

Provision for income taxes	80	(4,082)	(201)	(c	)	(4,203)

Net income (loss)	$4,556	$(8,709)	$(1,495)			$(5,648)

General partner’s interest in net income for the period	$91					$(113)
Limited partners’ interest in net income for the period
Common	$3,325					$(4,121)
Subordinated	$1,140					$(1,413)
Net income per limited partner unit (basic and diluted)	$.38					$(.47)
Weighted average number of limited partners’ units outstanding (basic and diluted)	11,809					11,809

See accompanying notes to unaudited pro forma condensed combined financial statements.

StoneMor Partners L.P.

Pro-Forma Condensed Consolidated Statement of Operations

(Unaudited)

(in thousands, except unit data)

	StoneMor Partners As reported For the nine months ended 9/30/2009	Predecessor Companies of SCI as Reported For the nine months ended 9/30/2009	Adjustments	Note 2		Pro forma
Revenues:
Cemetery
Merchandise	$65,460	$2,202				$67,662
Services	28,959	1,654				30,613
Investment and other	25,156	734				25,890
Funeral home						—
Merchandise	7,189	—				7,189
Services	10,223	—				10,223

Total revenues	136,987	4,590				141,577

Costs and expenses
Cost of goods sold:
Perpetual care	3,658	680	535	(a	)	4,873
Merchandise	13,017	625				13,642
Cemetery expense	30,450	—				30,450
Selling expense	25,177	—				25,177
Corporate overhead	16,687	—				16,687
General and administrative expense	16,303	3,638	(261)	(d	)	19,680
Depreciation and amortization	4,718	—	261	(d	)	4,979
Funeral home expense						—
Merchandise	2,750	—				2,750
Services	6,893	—				6,893
Other	4,284	—				4,284
Acquisition related costs	2,099	—				2,099

Total costs and expenses	126,038	4,943	535			131,516

Operating profit (loss)	10,949	(353)	(535)			10,061

Other (income) expense, net	(475)	—				(475)
Interest expense	10,269	1	703	(b	)	10,973

Income (loss) before taxes	1,155	(354)	(1,238)			(437)

Provision for income taxes	(1,019)	(117)	(150)	(c	)	(1,286)

Net income (loss)	$2,174	$(237)	$(1,088)			$849

General partner’s interest in net income for the period	$43					$16
Limited partners’ interest in net income for the period
Common	$1,751					$684
Subordinated	$380					$149
Net income per limited partner unit (basic and diluted)	$.18					$.07
Weighted average number of limited partners’ units outstanding (basic and diluted)	11,891					11,891

See accompanying notes to unaudited pro forma condensed combined financial statements.

Stonemor Partners L.P.

Notes to Pro Forma Condensed Combined Financial Information

(unaudited)

NOTE 1. Description of Transactions

On March 30, 2010, certain of Stonemor’s wholly-owned subsidiaries acquired 9 cemeteries from Hillcrest Memorial Company, a Delaware corporation, Christian Memorial Cultural Center, Inc., a Michigan corporation, Sunrise Memorial Gardens Cemetery, Inc., a Michigan corporation, and Flint Memorial Park Association, a Michigan corporation, and (ii) one warehouse from SCI Funeral Services, LLC, an Iowa limited liability company, and SCI Michigan Funeral Services, Inc., a Michigan corporation. Stonemor paid approximately $14.0 million for this transaction.

The transaction has been accounted for under the purchase method of accounting as required by generally accepted accounting principles. The preliminary effect of the consolidation on Stonemor’s financial position is reflected in the Balance Sheet included in our Report filed on Form 10-Q for the Period Ended March 31, 2010.

The pro forma adjustments have been prepared as if the transactions described above had been completed on January 1, 2008.

Stonemor Partners L.P.

Notes to Pro Forma Condensed Combined Financial Information—(Continued)

(unaudited)

NOTE 2. Unaudited Condensed Combined Statement of Operations for the Year Ended December 31, 2008

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 set forth in this note 3 reflects the following adjustments:

(a)	Additional cost of goods sold due to the step up in the basis of the acquired land. This was calculated based upon StoneMor’s historical ratio of total land cost of goods sold to total cost of goods sold applied to the stepped up basis of the acquired land.

(b)	The interest expense related to the borrowing of $15.0 million on StoneMor’s line of credit at an interest rate of 6.25%.

(c)	The tax impact of the aforementioned two adjustments. Any additional cost of goods sold would be incurred by non-taxable entities and accordingly would result in no additional tax benefit. The pro forma additional interest expense was allocated to taxable and non-taxable entities based upon historic allocations. Interest allocated to taxable entity’s received a pro forma tax benefit based upon their expected tax rate of 35%.

(d)	Reclassified to conform to StoneMor presentation.

NOTE 3. Unaudited Pro Forma Condensed Combined Statements of Operations for the Nine Months Ended September 30, 2009

The following adjustments have been reflected in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2009:

(a)	Additional cost of goods sold due to the step up in the basis of the acquired land. This was calculated based upon StoneMor’s historical ratio of total land cost of goods sold to total cost of goods sold multiplied by the Predecessor Company’s total cost of goods sold applied to the stepped up basis of the acquired land.

(b)	The interest expense related to the borrowing of $15.0 million on StoneMor’s line of credit at an interest rate of 6.25%.

(c)	The tax impact of the aforementioned two adjustments. Any additional cost of goods sold would be incurred by non-taxable entities and accordingly would result in no additional tax benefit. The pro forma additional interest expense was allocated to taxable and non-taxable entities based upon historic allocations. Interest allocated to taxable entity’s received a pro forma tax benefit based upon their expected tax rate of 35%.

(d)	Reclassified to conform to StoneMor presentation.